Exhibit 99.1

Investor Relations Contact:	Public Relations Contact:
Stephanie Prince / Jody Burfening	Ed Harrison
LHA	fama PR
(212) 838-3777	(617) 986-5003
sprince@lhai.com or ir@augme.com	ed@famapr.com

AUGME TECHNOLOGIES ANNOUNCES RECORD PRELIMINARY SECOND QUARTER REVENUE OF $6.1-$6.3 MILLION

Revenue Increases over 48% from Prior-Year Levels

Backlog Reaches Record $18.9 Million

NEW YORK — September 6, 2012 — Augme® Technologies, Inc. (OTCBB: AUGT), (“Augme”) (“the Company”), a technology and services leader in interactive media marketing that offers the only patented end-to-end mobile marketing and mobile advertising platform, today announced preliminary revenue results for the second quarter of FY2013.

The Company expects to report revenue of between $6.1 million and $6.3 million for the quarter ended August 31, 2012, and between $11.2 million and $11.4 million for the first half of FY2013.  Preliminary revenue for the most recent quarter represents an increase of more than 48% when compared with pro-forma revenue of $4.1 million in the second quarter of FY2012, including the results of Hipcricket, Inc., which Augme acquired on August 25, 2011.   The Company reported revenue of $5.1 million in the first quarter of FY2013, which ended May 31, 2012.

Total backlog, or the dollar value of signed contracts, approximated $18.9 million at August 31, 2012, compared with $17.4 million at the end of the quarter ended May 31, 2012, an increase of approximately 9%.

New order bookings, or the dollar value of contracts signed during the second quarter of FY2013, totaled approximately $7.9 million, compared with $6.5 million during the first quarter of FY2013, an increase of more than 21%. New bookings from existing customers accounted for 71% of total new orders received during the most recent quarter, while 29% of new bookings resulted from orders received from new customers.

“We met our expectation for sequential revenue growth in the second quarter with a 20%-24% increase, and we are on track to achieve our objective of sequential quarterly revenue growth averaging 15%-20% for the balance of the fiscal year,” said Paul Arena, Chief Executive Officer of Augme Technologies, Inc. “With a record $18.9 million backlog at quarter-end, momentum continues to build as more companies adopt mobile marketing and existing customers budget additional dollars for mobile marketing and advertising campaigns.”

The Company will report its second quarter financial results on October 10, 2012 before the market opens. An investor conference call will be held at 11:00 a.m. Eastern Time the same day to discuss these operating results. Details for accessing the conference call will be provided near the end of September.

About Augme Technologies, Inc.

Augme® Technologies, Inc. (AUGT.OB) provides strategic services and mobile marketing technology to leading consumer and healthcare brands. Selling its products and services under the Hipcricket brand, Augme’s platform has provided measurable successes across an industry-leading 200,000+ campaigns for its clients, which include many of America’s brand-name leaders (e.g., Macy’s, MillerCoors, Nestle, Clear Channel) in a variety of industries, along with their agencies.

Augme’s offerings allow marketers, brands, and agencies to plan, create, test, deploy, and track mobile marketing programs across every mobile channel, including SMS, MMS, 2D/QR codes, mobile websites, advertising networks, social media and branded apps. Augme’s AD LIFE® platform facilitates consumer brand interaction and the ability to track and analyze campaign results. Using its own patented device-detection and proprietary mobile content adaptation software, AD LIFE® solves the mobile marketing industry problem of disparate operating systems, device types, and on-screen mobile content rendering. Augme also provides business-to-consumer solutions, including national mobile couponing campaigns, strategic mobile healthcare tools, custom mobile application development, and consumer data tracking and analytics. In addition to AD LIFE®, Augme in 2011 acquired the assets of Hipcricket, Inc. and JAGTAG, Inc. and licenses the digital broadcast platform BOOMBOX®. The Company’s industry-leading patent portfolio includes 13 issued patents and over 80 pending patents in the U.S. and internationally with over 2,000 claims in the

Technology, Media and Telecommunications (‘TMT’) space. Augme is headquartered in New York City, with operations in Seattle, Atlanta, Dallas, Los Angeles, San Francisco, Chicago, Miami and Tucson. For more information visit www.augme.com or www.hipcricket.com.

Augme Technologies™, Hipcricket®, Augme®, AD LIFE®, BOOMBOX®, AD SERVE® and the Augme logo are trademarks of Augme Technologies, Inc. All rights reserved. 2009-12.

Forward-Looking Statements

This release includes forward-looking statements. All statements regarding our expected future financial position, including management’s revenue guidance, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “ and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in Augme’s Form 10-K for the year ended February 29, 2012 and more recent reports and registration statements filed with the SEC. Augme Technologies, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter such forward-looking statements, whether as a result of new information, future events or otherwise.

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